Coffee Holding Co., Inc. Reports Results for Three Months Ended January 31, 2019

STATEN ISLAND, New York – March 13, 2019. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company” or “Coffee Holding Company”) today announced its operating results for the three months ended January 31, 2019.

Net Sales. Net sales totaled $23,633,811 for the three months ended January 31, 2019, an increase of $1,550,592, or 7%, from $22,083,219 for the three months ended January 31, 2018. The increase in net sales reflects the continued integration of the Steep & Brew business into the Company’s sales mix.

Cost of Sales. Cost of sales for the three months ended January 31, 2019 was $19,064,767, or 80.7% of net sales, as compared to $18,287,657, or 82.8% of net sales, for the three months January 31, 2018. Cost of sales consists primarily of the cost of green coffee and packaging materials and realized and unrealized gains or losses on hedging activity. The increase in cost of sales was due to the Company’s increased sales and sales generated by the Steep & Brew acquisition which results were not included in the three months ended January 31, 2018, as well as the increased cost of steel cans due to the increased tariffs partially offset by the lower cost of green coffee beans.

Gross Profit. Gross profit for the three months ended January 31, 2019 was $4,569,044, an increase of $773,482 from $3,795,562 for the three months ended January 31, 2018. Gross profit as a percentage of net sales increased to 19.3% for the three months ended January 31, 2019 from 17.2% for the three months ended January 31, 2018. The increase in gross profits resulted from improved margins on the Company’s wholesale and roasted business.

Operating Expenses. Total operating expenses increased by $972,071 to $3,879,007 for the three months ended January 31, 2019 from $2,906,936 for the three months ended January 31, 2018. Selling and administrative expenses increased $938,975, or 34.3%, to $3,675,661 for the three months ended January 31, 2019 from $2,736,686 for the three months ended January 31, 2018. The primary reasons for this increase were the acquisition of Steep & Brew and the increase in the Company’s freight costs as the Company increased and expanded the Company’s product distribution. Officers’ salary increased by $33,096 or 19.4% to $203,346 for the three months ended January 31, 2019 from $170,250 for the three months ended January 31, 2018.

Other Income (Expense). Other expense for the three months ended January 31, 2019 was $64,348, a decrease of $29,928 from $94,276 for the three months ended January 31, 2018. The decrease in other expense was attributable to a decrease in interest expense of $26,268, a reduction in the Company’s interest income of $1,260 and the Company’s loss from the Company’s equity investments, during the three months ended January 31, 2019.

Income Taxes. The Company’s provision for income taxes for the three months ended January 31, 2019 totaled $125,920 compared to $213,764 for the three months ended January 31, 2018. The change was attributable to the difference in the income for the quarter ended January 31, 2019 versus the income in the quarter ended January 31, 2018, also the change in the rate.

Net Income. The Company had net income of $314,715 or $0.06 per share basic and diluted, for the three months ended January 31, 2019 compared to net income of $431,387, or $0.07 per share basic and diluted for the three months ended January 31, 2018. The increase in net income was due primarily to the reasons described above.

“We are pleased to report our fifth consecutive quarter of higher revenues, the seventh out of the past eight, as increased sales of roasted product along with the additional revenues generated from our Steep N Brew acquisition were positive contributing factors to this achievement. We experienced lower than anticipated sales growth during the quarter as a result of lower commodity prices as the coffee market slumped by approximately 25% compared to the average underlying commodity price during this same period last year. We experienced a 9% increase in pounds of wholesale green coffee sold to our smaller roaster customer clientele during this quarter (3,871,387 compared to 3,557,850 pounds during the first quarter of fiscal 2018). Also, during this period we proactively ceased shipping product to Sears/K-Mart which insulated us from potential non-payment during their transitional bankruptcy phase which resulted in lost revenues of both branded and private label products to them during this time period. However, we recently began shipping product as their financial situation has become clearer.

We earned $0.06 a share for the quarter as we fought to maintain margins in many of our key accounts. Lower commodity prices forced us to remain competitive in the market place as our competitors were heavily discounting their products in response to consumer pressure in order to temporarily buy market share.

Increased freight costs as well as higher operating expenses contributed to our lower profitability. However, on an adjusted basis, our earnings on operations would have been $0.12 cents a share if not for our commodity positions (contracts) which are for GAAP accounting purposes marked to market at the end of the period and resulted in a net unrealized loss of $0.06 cents per share. We believe these positions, when converted to physical coffee, may result in profitable sales for the company over the next several reporting periods.

Also, in late January, we were awarded two new private label contracts which we believe will result in an approximate annualized increase in revenue of approximately $1.8 million. One contract is for food service products and the other is for traditional retail canned coffee. We expect these accounts should begin shipping in our fiscal third quarter.

Finally, in response to the ongoing feedback from our customers, we continue to take a measured approach to the Cannabidiol (CBD) market and its potential use in our products” concluded Andrew Gordon the President and CEO of Coffee Holding.

About Coffee Holding

Coffee Holding Co., Inc. is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on future margin performance. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Company Contact

Coffee Holding Co., Inc.

Andrew Gordon

President & CEO

718-832-0800

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

JANUARY 31, 2019 AND OCTOBER 31, 2018

	January 31, 2019	October 31, 2018
	(Unaudited)
- ASSETS -
CURRENT ASSETS:
Cash	$4,797,806	$4,611,384
Accounts receivable, net of allowances of $144,000 for 2019 and 2018	9,207,731	9,914,297
Inventories	15,398,745	15,271,106
Prepaid expenses and other current assets	550,083	578,861
Prepaid and refundable income taxes	172,715	383,206
TOTAL CURRENT ASSETS	30,127,080	30,758,854

Machinery and equipment, at cost, net of accumulated depreciation of $6,410,550 and $6,251,828 for 2019 and 2018, respectively	2,321,597	2,350,208
Customer list and relationships, net of accumulated amortization of $121,546 and $108,875 for 2019 and 2018, respectively	566,854	576,125
Trademarks and tradenames	1,488,000	1,488,000
Other intangible assets	331,124	331,124
Non-compete, net of accumulated amortization of $14,850 and $9,900 for 2019 and 2018, respectively	84,150	89,100
Goodwill	2,157,661	2,157,661
Equity method investments	89,881	89,776
Deferred income tax asset	521,173	440,325
Deposits and other assets	636,297	552,904
TOTAL ASSETS	$38,323,817	$38,834,077

- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$3,805,443	$4,833,548
Line of credit	5,767,440	6,260,014
Due to broker	565,195	22,046
Note payable	70,255	70,255
Income taxes payable	19,914	1,505
TOTAL CURRENT LIABILITIES	10,228,247	11,187,368

Deferred income tax liabilities	847,932	882,022
Deferred rent payable	230,092	242,143
Deferred compensation payable	527,959	532,726
TOTAL LIABILITIES	11,834,230	12,844,259

STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,494,680 shares issued; 5,569,349 shares outstanding as of January 31 2019 and October 31, 2018	6,494	6,494
Additional paid-in capital	16,104,075	16,104,075
Retained earnings	13,719,482	13,404,767
Less: Treasury stock, 925,331 common shares, at cost as of January 31, 2019 and October 31, 2018	(4,633,560)	(4,633,560)
Total Coffee Holding Co., Inc. Stockholders’ Equity	25,196,491	24,881,776
Noncontrolling interest	1,293,096	1,108,042
TOTAL EQUITY	26,489,587	25,989,818
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$38,323,817	$38,834,077

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

THREE MONTHS ENDED JANUARY 31, 2019 AND 2018

(Unaudited)

	January 31, 2019	January 31, 2018
NET SALES	$23,633,811	$22,083,219

COST OF SALES (which include purchases of approximately $1.8 million and $1.4 million for the three months ended January 31, 2019 and 2018, respectively, from a related party)	19,064,767	18,287,657

GROSS PROFIT	4,569,044	3,795,562

OPERATING EXPENSES:
Selling and administrative	3,675,661	2,736,686
Officers’ salaries	203,346	170,250
TOTAL	3,879,007	2,906,936

INCOME FROM OPERATIONS	690,037	888,626

OTHER INCOME (EXPENSE):
Interest income	1,787	3,047
Gain (loss) from equity method investments	105	(4,815)
Interest expense	(66,240)	(92,508)
TOTAL	(64,348)	(94,276)

INCOME BEFORE PROVISION FOR INCOME TAXES AND NON-CONTROLLING INTEREST IN SUBSIDIARY	625,689	794,350

Provision for income taxes	125,920	213,764

NET INCOME BEFORE NON-CONTROLLING INTEREST IN SUBSIDIARY	499,769	580,586
Less: net income attributable to the non-controlling interest in subsidiary	(185,054)	(149,199)

NET INCOME ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$314,715	$431,387

Basic and diluted earnings per share	$0.06	$0.07

Weighted average common shares outstanding:
Basic and diluted	5,569,349	5,765,335

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED JANUARY 31, 2019 AND 2018

(Unaudited)

	January 31, 2019	January 31, 2018
OPERATING ACTIVITIES:
Net income	$499,769	$580,586
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	176,343	174,274
Unrealized loss (gain) on commodities	543,149	(115,868)
Loss (gain) on equity method investments	(105)	4,815
Deferred rent	(12,051)	441
Deferred income taxes	(114,938)	72,750
Changes in operating assets and liabilities:
Accounts receivable	706,566	(1,196,781)
Inventories	(127,639)	1,233,255
Prepaid expenses and other current assets	28,778	91,284
Prepaid green coffee	-	65,665
Prepaid and refundable income taxes	210,491	130,510
Accounts payable and accrued expenses	(1,028,105)	(635,798)
Deposits and other assets	(88,160)
Income taxes payable	18,409	1,290
Net cash provided by operating activities	812,507	406,423

INVESTING ACTIVITIES:
Purchases of machinery and equipment	(133,511)	(145,452)
Net cash used in investing activities	(133,511)	(145,452)

FINANCING ACTIVITIES:
Advances under bank line of credit	7,426	1,000,100
Purchase of treasury stock	-	(264,928)
Principal payments under bank line of credit	(500,000)
Net cash (used in) provided by financing activities	(492,574)	735,172

NET INCREASE IN CASH	186,422	996,143

CASH, BEGINNING OF PERIOD	4,611,384	2,325,650

CASH, END OF PERIOD	$4,797,806	$3,321,793

	January 31, 2019	January 31, 2018
SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$66,943	$85,039
Income taxes paid	$11,958	$9,214